EXHIBIT 99.1

News Release

For Immediate Release

Contact:

Sandra A. Frankhouse

Chief Financial Officer and Treasurer

Tel: 419-468-7600

PECO II REPORTS FIRST-QUARTER 2005 RESULTS

•	Backlog rises over previous two quarters as order input improves after slow start
•	Revenues continue to improve as markets strengthen
•	Company also reviews fourth-quarter 2004 results

GALION, Ohio, May 4, 2005 – PECO II, Inc. (Nasdaq:PIII), a full-service provider of engineering and installation on-site services and manufacturer of communications power systems and equipment to the communications industry, today reported results for the first quarter ended March 31, 2005.

First-quarter 2005 Review

PECO II reported net sales of $9.2 million in the first quarter of 2005, compared with $6.6 million in the first quarter of 2004. The Company reported a net loss of $936,000, or $0.04 per diluted share, for the quarter, compared with a net loss of $3.0 million, or $0.14 per diluted share, for the first quarter of 2004.

Cash used for operating activities was $587,000 in the first quarter, primarily due to operating losses and a decrease in accounts payable and accrued expenses, offset by the reductions in accounts receivable and inventory. PECO II decreased inventory by $146,000 in the first quarter as it shipped the majority of orders that were delayed by a significant customer in the fourth quarter of 2004.

The book-to-bill ratio was 1.1 in the first quarter of 2005, flat with the fourth quarter of 2004. The customer order backlog of $5.4 million was a 19.8 percent increase over the fourth quarter of 2004.

R&D expenses were $703,000 in the first quarter of 2005, a 6.0 percent decrease from $748,000 in the comparable quarter in 2004. The Company continues to accelerate efforts to bring more cost-effective and valued products to customers but the downside was an offset to R&D expense cost-reduction efforts. SG&A expenses for the first quarter of 2005 were $2.0 million, an increase of 2.1 percent compared with the same period last year. Sales, marketing and administrative expenses increased slightly due to realignment of personnel, compensation increases and more focus on customer relationships.

PECO II, Inc. First-quarter 2005 Results/2

Business Outlook

James Green, president and chief executive officer, noted that PECO II’s markets continued to improve during the first quarter of 2005 and that the future looks promising.

“A recent analyst report forecasts CAPEX growth in 2005 will be 9 percent and 3 percent for the wireless and wireline markets, respectively,” he said. “This is emphasized by further upgrades in CAPEX budgets at Verizon from $12.5 billion to $13.3 billion and Cingular from $6.8 billion to $8.0 billion, both of which are top tier PECO II customers.”

Their investment focus is on wireline and wireless broadband deployment, increased packetization and on system intelligence. The M&A activity continues to create short-term interruptions but is not expected to decrease total CAPEX over the next two to three years.

“We are well positioned with supply contracts and approved products with the principal carriers to benefit from these CAPEX programs,” Green added.

“Our revenue suffered during the quarter due to a slow start in the annual CAPEX budget approval process but order input picked up as the quarter progressed and we ended the quarter with an improving revenue stream and increased backlog. We continued to focus our product development on products for both base stations and network switching systems for the wireless market and fiber to the node for the wireline market.”

PECO II released several new products during the quarter, including:

•	A new –48VDC system called the 129 was launched. This product is a compact, front access system with an output up to 800 Amps @ -48VDC and up to 160 Amps @ +24VDC. It may be equipped with circuit breakers or fuses, without changing the layout of the distribution. Due to its small design and flexible configuration, it is perfect for use in indoor and outdoor cabinets, or where available space is limited.

•	The 128 power system was released. It is a compact, +24VDC unit with a maximum output of 160 Amps. The system consumes only seven inches of rack space, including distribution and controls, making it ideal for use in applications where space for revenue-generating equipment is critical.

Also in the quarter, the Company released enhancements to our 5069 BDFB. These updates focused on an improved distribution system with fuses or circuit breakers, or a combination thereof.

“As we focused on development of these new products, we continued to ramp down expenses to become ever more efficient, even as we improved the customer experience,” Green added.

PECO II, Inc. First-quarter 2005 Results/3

Green emphasized, “We are beginning to realize success from our outdoor and indoor cabinet products and associated systems integration capabilities. We continued our stepped-up sales and marketing effort, including both public and private showings and demonstrations of our equipment. Our strategy of offering power products along with focused solutions to customer needs is establishing new opportunities for our products.”

Fourth-quarter 2004 Review

The Company noted that its annual report on Form 10-K for the year ended December 31, 2004, was filed with the Securities and Exchange Commission on March 31, 2005. Because the 2004 audit process took longer than anticipated, the Company decided not to issue a fourth-quarter 2004 earnings release.

Net sales of $8.6 million in the fourth quarter of 2004 were lower than expected, largely due to the postponement of delivery by a significant customer of $2.2 million to the first quarter of 2005. Net sales reflected a decrease of 5.7 percent compared with $9.1 million in the fourth quarter of 2003. The Company reported a net loss of $6.8 million, or $0.31 per diluted share, for the quarter, compared with a net loss of $2.5 million, or $0.12 per diluted share, for the fourth quarter of 2003. An independent third party performed a valuation of goodwill in the fourth quarter of 2004, and it was determined that goodwill was impaired by $6.0 million, which is included in the fourth-quarter losses.

Cash used for operating activities was $1.2 million in the fourth quarter of 2004, primarily due to operating losses and an increase in inventory of $1.8 million. This was offset by an increase in accounts payable and accrued expenses and a reduction in accounts receivable. The inventory increase was the result of the major customer’s shipments being pushed into the first quarter of 2005. R&D expenses were $772,000 in the fourth quarter of 2004, a 9.0 percent increase from $708,000 in the comparable quarter in 2003. SG&A expenses for the fourth quarter of 2004 were $2.0 million, a decrease of 12.5 percent compared with the fourth quarter of 2003.

Conference Call on the Web

PECO II will hold a conference call with investors and analysts on Wednesday, May 4, 2005, at 10 a.m. Eastern time. The call will be available over the Internet at www.peco2.com. To listen to the call, go to the Web site to register, download and install any necessary audio software. For those unable to listen to the live broadcast, a replay of the webcast will be archived and available shortly after the call.

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality/reliability solutions and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at www.peco2.com.

PECO II, Inc. First-quarter 2005 Results/4

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a general economic recession; a downturn in our principal customers’ businesses; the growth in the communications industry; the ability to develop and market new products and product enhancements; the ability to attract and retain customers; competition and technological change; and successful implementation of the Company’s business strategy. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in PECO II’s periodic filings with the Securities and Exchange Commission.

PECO II, Inc. First-quarter 2005 Results/5

PECO II, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the Three Months Ended March 31,
(In thousands, except for per share data)	2005	2004
Net sales:
Product	$6,665	$4,015
Services	2,547	2,559

	9,212	6,574

Cost of goods sold:
Product	5,065	4,041
Services	2,428	2,911

	7,493	6,952

Gross margin:
Product	1,600	(26)
Services	119	(352)

	1,719	(378)

Operating expenses:
Research, development and engineering	703	748
Selling, general and administrative	1,973	1,932

	2,676	2,680

Loss from operations	(957)	(3,058)
Loss from joint venture	7	—

Loss from operations after joint venture	(964)	(3,058)
Interest income, net	48	25

Loss before income taxes	(916)	(3,033)
Provision for income taxes	(20)	(20)

Net loss	$(936)	$(3,053)

Net loss per common share:
Basic	$(0.04)	$(0.14)

Diluted	$(0.04)	$(0.14)

Weighted average common shares outstanding:
Basic	21,566	21,402

Diluted	21,566	21,402

PECO II, Inc. First-quarter 2005 Results/6

PECO II, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$8,380	$9,723
Accounts receivable net of allowance of $45 in March 31, 2005 and $68 in December 31, 2004	5,502	5,764
Inventories	9,885	10,031
Prepaid expenses and other current assets	530	527
Assets held for sale	4,136	4,136
Restricted cash	9,735	9,722

Total current assets	38,168	39,903

Property and equipment, at cost:
Land and land improvements	254	254
Buildings and building improvements	10,363	10,363
Machinery and equipment	9,217	9,255
Furniture and fixtures	6,046	6,237

	25,880	26,109
Less-accumulated depreciation	(13,969)	(13,832)

Property and equipment, net	11,911	12,277
Other Assets:
Goodwill, net	1,774	1,774
Long term notes receivable	8	11
Investment in joint venture	9	16

Total Assets	$51,870	$53,981

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Industrial revenue bonds	$5,860	$5,860
Borrowings under line of credit	271	992
Capital leases payable	88	87
Accounts payable	1,713	2,537
Accrued compensation expense	1,425	1,227
Accrued income taxes	77	145
Other accrued expenses	5,518	5,255

Total current liabilities	14,952	16,103

Long-term Liabilities:
Capital leases payable, net of current portion	425	448

Shareholders’ Equity:
Common shares, no par value: authorized 50,000,000 shares; 21,566,302 shares outstanding and 22,201,666 shares issued at March 31, 2005 and December 31, 2004	2,816	2,816
Additional paid-in capital	110,251	110,251
Retained deficit	(75,534)	(74,597)
Treasury shares, at cost, 635,364 and 635,364 shares at March 31, 2005 and December 31, 2004, respectively	(1,040)	(1,040)

Total shareholders’ equity	36,493	37,430

Total Liabilities and Shareholders’ Equity	$51,870	$53,981

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